Exhibit 99.1

Masimo Awarded Multi-Year Pulse Oximetry Agreement with HealthTrust Purchasing Group

Masimo technologies now available through the nation’s top-10 GPOs1

Irvine, California, January 21, 2008—Masimo, the inventor of Pulse CO-Oximetry and Read-Through Motion and Low Perfusion pulse oximetry, today announced it has signed a three-year supplier agreement with HealthTrust Purchasing Group (HealthTrust), representing more than 3,800 facilities, including acute care hospitals, ambulatory surgery centers, alternate care sites and physician practices, with an annual purchasing volume of more than $13 billion. The agreement provides HealthTrust members access to Masimo SET “gold standard” pulse oximetry and Masimo Rainbow SET monitoring technologies – enabling increased patient safety and improved quality of care.

The addition of HealthTrust expands Masimo’s GPO contracts to include all 10 of the nation’s top GPOs, allowing hospitals and other care providers increased access to Masimo SET and Masimo Rainbow SET technologies. This agreement makes Masimo technologies, bedside and handheld pulse oximetry monitors and Patient Safety Net available to over 3,800 HealthTrust acute member facilities nationwide.

More than 100 independent and objective studies demonstrate that Masimo SET provides the most trustworthy SpO2 and pulse rate measurements even under the most difficult clinical conditions, including patient motion and low peripheral perfusion. Masimo Rainbow SET is a breakthrough noninvasive blood constituent monitoring platform that with a single noninvasive sensor can measure many blood constituents that previously required invasive procedures. Masimo Rainbow SET’s first application is Pulse CO-Oximetry, the first and only technology platform capable of continuously and noninvasively measuring carboxyhemoglobin (SpCOTM) and methemoglobin (SpMetTM) levels in the blood, pleth variability index (PVI), in addition to oxyhemoglobin (SpO2), perfusion index (PI) and pulse rate.

Masimo has an unparalleled breadth and depth of pulse oximeter and sensor solutions as well as its proprietary SatShare interface, which allows a simple upgrade of an existing monitor to Masimo SET performance. And since Masimo SET is the leading Read-Through Motion and Low Perfusion SpO2 solution in more than 100 multiparameter monitors and 50 monitoring brands, hospitals can easily integrate Masimo technology into any clinical setting, enabling efficient whole-house conversions.

—end—

About HealthTrust

HealthTrust Purchasing Group, headquartered in Brentwood, Tennessee, is a group purchasing organization that supports over 3800 not-for-profit and for-profit facilities including acute care hospitals, ambulatory surgery centers, physician practices, and alternate care sites. With an annual purchasing volume by its members of more than $13 billion, HealthTrust is committed to obtaining the best price for clinically-recommended products, ensuring their timely delivery and continuously evaluating and improving its services to the patients, physicians and clinicians it serves. HealthTrust is located at 155 Franklin Road, Suite 400, Brentwood, TN 37027 Website: www.healthtrustpg.com.

About Masimo

Masimo (NASDAQ: MASI) develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Read-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET, and with it virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate that Masimo SET provides the most trustworthy SpO2 and pulse rate measurements even under the most difficult clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET, a breakthrough noninvasive blood constituent monitoring platform that can measure many blood constituents that previously required invasive procedures. Rainbow SET continuously and noninvasively measures carboxyhemoglobin (SpCO), methemoglobin (SpMet) and pleth variability index (PVI), in addition to oxyhemoglobin (SpO2), perfusion index (PI) and pulse rate, allowing early detection and treatment of potentially life-threatening conditions. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward Looking Statements

This press release may include forward-looking statements. These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control, including: risks related to our assumption that entering into a multi-year agreement with HealthTrust will serve to provide substantially increased revenues for the company, as well as other factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q for the quarter ended September 29, 2007, filed with the Securities and Exchange Commission on November 1, 2007. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to update, amend or clarify these forward-looking statements or the risk factors contained in our quarterly report on Form 10-Q for the quarter ended September 29, 2007, whether as a result of new information, future events or otherwise, except as may be required under the federal securities laws.

—end—

[1]	Healthcare Purchasing News research, May 2006 (www.hpnonline.com/resources/GPOs.html)

Contact:

Tom McCall

Masimo Corporation

949-297-7075

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Patient SafetyNet, Rainbow, SpCO, SpMet, PVI and Pulse CO-Oximeter are trademarks or registered trademarks of Masimo Corporation.